Exhibit 99.1

         J & J Snack Foods Corp. Acquires Hom/Ade Foods, Inc.

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--Jan. 9, 2007--J & J Snack Foods Corp. (NASDAQ:JJSF) announced today that it has acquired the assets of Hom/Ade Foods, Inc. Hom/Ade Foods, Inc., based in Pensacola, Florida is a manufacturer and distributor of biscuits and dumplings sold under the MARY B's and private label store brands predominantly to the retail supermarket trade. Annual sales of the business are approximately $30 million.

    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "We are very pleased to welcome the Hom/Ade team into our organization. We look forward to our mutual growth together." Greg Lowery, who will remain as President and CEO of Hom/Ade, commented, "This is an excellent opportunity to further expand the Hom/Ade business."

    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon, (Los Angeles) California.

    *MINUTE MAID is a registered trademark of The Coca-Cola Company.

    **BARQ'S is a registered trademark of Barq's Inc.

    ***CHILL is a registered trademark of Wells Dairy, Inc.

    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856-665-9533